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                                                               EXHIBIT 10.(iii)e




                       EMPLOYMENT AND CONSULTING AGREEMENT

THIS EMPLOYMENT AND CONSULTING AGREEMENT (hereinafter referred to as the "Agreement"), dated as of the 7th day of June, 2002, by and between Marvin Selig (hereinafter referred to as "Selig"), a resident of San Antonio, Texas, and Commercial Metals Company (hereinafter referred to as "CMC", which term shall include all of CMC's direct or indirect subsidiary companies), a Delaware corporation,

                                   WITNESSETH:

WHEREAS Selig has served in several capacities with CMC for fifty two years including service since 1964 as a Director of CMC and, most recently, as Chairman of the Board of the CMC Steel Group, such service periodically pursuant to various written and oral employment and related compensation agreements and contracts (all such agreements and contracts previously entered into between Selig and CMC being referred to collectively as the "Old Contracts"); and

WHEREAS Selig and CMC desire to enter into an agreement providing for (i) the resignation of Selig as a Director and officer of CMC and subsidiaries effective immediately, (ii) his retirement, effective at the conclusion of CMC's current fiscal year, as an employee of Structural Metals, Inc. ("SMI") and (iii) his continuing availability, following retirement, to provide consulting services to CMC;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and promises contained herein, CMC and Selig agree as follows:

                          I. STATUS, TITLE AND SUPPORT

A. RESIGNATION AS A DIRECTOR AND RETIREMENT AS AN EMPLOYEE. Effective as of the date of this Agreement, Selig resigns as a Director and officer of CMC and from all other positions as a director or officer of any CMC subsidiary, execution of this Agreement constituting notice and acceptance of such resignation. From the date of this Agreement until September 1, 2002, Selig shall continue his status as an employee of SMI. Effective September 1, 2002 Selig shall retire thereby terminating his employment with SMI, execution of this Agreement evidencing notice of such retirement and termination of employment effective as of September 1, 2002.

B. TITLE. Effective as of the date of this Agreement and for so long as he shall live, Selig shall hold the honorary title of Chairman Emeritus of the CMC Steel Group.

C. NECESSARY SUPPORT AND ENVIRONMENT. During the term of this Agreement, Selig shall be provided secretarial assistance utilizing his current secretary to the extend she remains in the employment of SMI and the continued use of the private, furnished office he presently maintains at SMI as reasonably necessary for him to carry out those duties and responsibilities which he may be assigned pursuant to this Agreement.

                             II. SELIG'S OBLIGATIONS

A. DUTIES. From the date of this Agreement and for the remainder of Selig's employment period and the consulting period, Selig shall perform such duties and discharge such responsibilities consistent with his status as former Chairman of the CMC Steel Group and with due consideration for his health as may be from time to time designated by the Board of Directors or the President and Chief Executive Officer of CMC. Selig shall not be obligated to spend any specific amount of time in the performance of his duties.


B. NON-COMPETITION. Selig recognizes and acknowledges that in performing the duties and responsibilities of his consulting duties under this Agreement and pursuant to his employment at CMC and his position as a Director, Selig has occupied and will occupy a position of trust and confidence, pursuant to which Selig has developed and acquired and will develop and acquire




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experience and knowledge with respect to various aspects of the business of CMC and the manner in which such business is conducted. It is the expressed intent and agreement of the Selig and CMC that such knowledge and experience shall be used only in the furtherance of the business interests of CMC and not in any manner which would be detrimental to such business interests of CMC. Selig therefore agrees that, during the term of this Agreement and for a period of two years thereafter, unless he first secures the consent of the Board of Directors of CMC, Selig will not invest, engage or participate in any manner whatsoever, either personally or in any status or capacity (other than as a shareholder of less than five percent [5%] of the capital stock of a publicly owned corporation), in any business or other entity organized for profit engaged in competition with CMC businesses as such businesses may be conducted at any time during the term of this Agreement or within the five years prior to the date of this Agreement including but not limited to the businesses of steel manufacturing, steel fabrication, scrap processing and marketing and trading of metals anywhere in the States of Texas, Arkansas, Alabama, South Carolina, Louisiana, New Mexico, Nevada, California, Pennsylvania, Georgia, Florida, Iowa, North Carolina, Virginia, Utah, Mississippi, Missouri, Tennessee and New Jersey. Although Selig and CMC regard such restrictions as reasonable for the purpose of preserving the assets of CMC and its proprietary rights, in the event that the provisions of this Paragraph II-B should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable laws.

                                    III. TERM

A. TERM. This Agreement shall be effective as of the date hereof and the period of Selig's engagement as a consultant pursuant to this Agreement shall commence September 1, 2002. and shall expire on December 31, 2004,unless terminated pursuant to the provisions of Article V.

                                IV. COMPENSATION

A. AS AN EMPLOYEE. From the date of this Agreement through August 31, 2002, Selig shall continue to receive his existing salary of Thirty Two Thousand Five Hundred Dollars ($32,500) a month.

B. AS A CONSULTANT. As compensation for the consulting services to be rendered pursuant to this Agreement, Selig shall be paid a fee of Twenty Thousand Eight Hundred Thirty Three Dollars and thirty four cents ($20,833.34) on or before the first business day of each month commencing with the month of September, 2002, and ending with the payment for the month of December, 2004. It is the intent of the parties that this monthly consulting fee shall be paid to Selig as an independent contractor and Selig shall not be considered an employee of SMI or CMC for any purpose after August 31, 2002.

C. SUPPLEMENTAL RETIREMENT BENEFIT. By letter agreement dated October 11, 1999 and agreed to by Selig on October 13, 1999, (hereinafter the "Supplemental Agreement"), CMC agreed to pay Selig the sum of One Million Dollars ($1,000,000.00) plus interest as provided therein fifteen days following his retirement from employment on or before December 31, 2004. Selig and CMC agree that as of April 30, 2002, that sum, including interest credited through April 30, 2002, was One Million One Hundred Thirty Three Thousand Six Hundred Seventy Four Dollars and ninety-nine cents ($1,133,674.99). CMC shall make payment of that amount with additional interest as provided for in the Supplemental Agreement through the end of the month prior to retirement within 15 days following Selig's retirement or other termination of employment.

D. OTHER BONUS AND BENEFIT PLANS. Selig shall be eligible to continue to participate in all SMI profit-sharing, group insurance and other benefit plans or programs in effect for SMI managerial employees generally by virtue of his continued employment status through August 31, 2002, including participation in CMC's Key Employee Annual Incentive Bonus Plan, Long-

Term Performance Plan and Benefit Restoration Plan for the period ending August 31, 2002. Selig's participation in all other employee benefit plans shall terminate effective August 31, 2002,






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or at such subsequent date as may be provided according to the terms and conditions of such plans. CMC shall reimburse Selig for reasonable expenses incurred by him in the performance of his duties and responsibilities hereunder.

F. TERMINATION OF OLD CONTRACTS. Selig and CMC agree that all rights, duties, obligations and payments due or arising under the Old Contracts, with the exception of the Supplemental Agreement, have been completed by both parties and any and all claims, if any, arising from Old Contracts, except for the Supplemental Agreement, are hereby expressly released.

G. AUTOMOBILE. On or before September 10, 2002, CMC shall cause SMI to convey to Selig, free and clear of liens, title to the 2001 Lincoln Navigator vehicle currently used by Selig. SMI shall determine the fair market value of the vehicle at the time of transfer and include such amount in Selig's compensation in accordance with SMI's customary procedures. Selig shall be responsible for payment of all taxes resulting from the transfer of ownership of the vehicle.

                            V. TERMINATION PROVISIONS

A. EXPIRATION OR DEATH. Selig's employment or service as a consultant hereunder shall terminate upon Selig's death without further obligation or liability of either party hereunder, provided that in the event Selig dies before September 1, 2002, the effective date of his retirement and termination as an employee of SMI, CMC shall pay Selig an amount equal to but in lieu of and without duplication of that amount which Selig would have been entitled to receive pursuant to the Supplemental Agreement had his retirement and termination of employment occurred as of the day prior to the date of his death.

B. TERMINATION FOR CAUSE. CMC may terminate Selig's employment or consulting services hereunder at any time ten (10) days following delivery of written notice to Selig of consideration of such action upon the determination by a majority of its whole Board of Directors that the Selig has willfully failed and refused to perform his duties and to discharge his responsibilities hereunder and Selig fails to cure such failure and refusal within the ten (10) day period following his receipt of such notice. Such determination shall be final and conclusive. If the Board of Directors of CMC makes such determination, CMC may
(a) terminate Selig's employment or consulting services effective immediately or at a subsequent date, or (b) condition his continued employment or rendition of consulting services upon specific requirements reasonable under the circumstances and place a reasonable limitation upon the time within which Selig shall comply with such requirements. If termination is so effected, CMC shall have no further liability to Selig hereunder.

C. TERMINATION OF EMPLOYMENT. Selig's employment hereunder shall terminate forthwith upon his retirement as an employee prior to September 1, 2002, without further obligation or liability of either party with respect to such employment, except for CMC's obligation to pay to Selig all unpaid amounts accruing on or prior to September 1, 2002, including without limitation the amount then due Selig pursuant to the Supplemental Agreement.

                                VI. MISCELLANEOUS

A. ASSIGNABILITY, ETC. The rights and obligations of CMC hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of CMC. This Agreement is personal to Selig and may not be assigned by him.

B. NO WAIVERS. Failure to insist upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.

C. AMENDMENTS. This Agreement may not be modified except by an agreement in writing executed by the parties hereto.

D. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given to the person affected by such notice when





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personally delivered or when deposited in the United States mail, certified mail, return receipt requested and postage prepaid, and addressed to the party affected by such notice at the address indicated on the signature page hereof.

E. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof.

F. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single instrument.

G. ENTIRE AGREEMENT. This Agreement contains all of the terms and conditions agreed upon by the parties hereto respecting the subject matter hereof, and all other prior agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to be superseded as of the date of this Agreement and not to bind either of the parties hereto.

H. GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of Texas.

IN WITNESS WHEREOF, Selig has set his hand hereto and CMC has caused this Agreement to be signed in its corporate name and behalf by one of its officers thereunto duly authorized, and its corporate seal to be affixed hereunto, all as of the day and year first above written.


                                            COMMERCIAL METALS COMPANY


                                            By: /s/Stanley A. Rabin
                                               --------------------
                                                Stanley A. Rabin
                                                Chairman, President & CEO
ATTEST:


/s/ David M. Sudbury
--------------------
David M. Sudbury
Secretary



                                            MARVIN SELIG


                                            /s/ Marvin Selig
                                            ----------------
                                            Address: 7114 Poniente
                                                     San Antonio, Texas, 78209